Exhibit (a)(1)(F)
Form of Reminder E-mail — Dates may change if expiration date of offer is extended
May 28, 2009 — One Week After Commencement and weekly thereafter
Subject: Reminder: Deadline to Participate in Option Exchange Offer is June 19, 2009
We have completed the [ ] week of the option exchange program (“offer” or “option exchange”). The offer will expire at 9:00 p.m., U.S. Pacific Time, on June 19, 2009.
If you would like to participate in this offer, you must submit your election via the offer website, facsimile or e-mail (PDF or similar imaged document file) on or before 9:00 p.m., U.S. Pacific Time, on June 19, 2009:
Website: https://netapp-exchange.equitybenefits.com
Fax: (408) 716-2633
Email: optexch@netapp.com
If you do not have your password for the offer website, go to https://netapp-exchange.equitybenefits.com, and click the link at “If you have misplaced or did not receive your temporary password”.
If you cannot access the website, or would prefer to submit a paper election form, please contact us at optexch@netapp.com to request a copy of the Election Form.
You must submit your election by the deadline indicated above. We cannot accept late submissions, and we, therefore, urge you to respond early to avoid any last-minute problems. We will only accept elections submitted via the offer website, facsimile or e-mail. Documents submitted via hand delivery, interoffice mail or U.S. mail (or other post) or Federal Express (or similar delivery service), are not permitted. If you have questions, please direct them to optexch@netapp.com.
This notice does not constitute the Offer to Exchange. The full terms of the offer are described in (1) the Offer to Exchange; (2) the Election Form; and (3) the Withdrawal Form. You may access these documents on the NetApp intranet at http://finance-web.netapp.com/stock/stock-option-exchange_09.html or through the U.S. Securities and Exchange Commission’s website at www.sec.gov.
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June 18, 2009 — Day before the Last Day (Offer Expiration Date)
Subject: Final Reminder: Deadline to Participate in Option Exchange Offer is June 19, 2009
Tomorrow, June 19, 2009, is the last day to elect to participate in the stock option exchange program (“offer” or “option exchange”). The offer will expire at 9:00 p.m., U.S. Pacific Time, tomorrow, June 19, 2009.
If you would like to participate in this offer, you must submit your election via the offer website, facsimile or e-mail (PDF or similar imaged document file) on or before 9:00 p.m., U.S. Pacific Time, tomorrow, June 19, 2009 :
Website: https://netapp-exchange.equitybenefits.com
Fax: (408) 716-2633
Email: optexch@netapp.com
If you do not have your password for the offer website, go to https://netapp-exchange.equitybenefits.com, and click the link at “If you have misplaced or did not receive your temporary password”.

If you cannot access the website, or would prefer to submit a paper election form, please contact us at optexch@netapp.com to request a copy of the Election Form.
Only elections that are actually received by NetApp by the deadline will be accepted. Elections submitted by any other means, including hand delivery, interoffice mail or U.S. mail (or other post) or Federal Express (or similar delivery service), are not permitted. If you have questions, please contact us at optexch@netapp.com.
This notice does not constitute the Offer to Exchange. The full terms of the offer are described in (1) the Offer to Exchange; (2) the Election Form; and (3) the Withdrawal Form. You may access these documents on the NetApp intranet at http://finance-web.netapp.com/stock/stock-option-exchange_09.html or through the U.S. Securities and Exchange Commission’s website at www.sec.gov.